SCHEDULE 14C INFORMATION


             Information Statement Pursuant to Section 14(c) of the
                  Securities Exchange Act of 1934 (Amendment)


Check the appropriate box:

[ ]     Preliminary Information Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
        Rule 14c5(d)(2))
[X]     Definitive Information Statement

                             Maxim Series Fund, Inc.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

   [X]     No fee required.

   [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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    2)     Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)     Proposed maximum aggregate value of transaction:

    5)     Total fee paid:

   [ ]     Fee paid previously with preliminary materials.

   [ ]     Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

    1)     Amount Previously Paid:

    2)     Form, Schedule or Registration Statement No.:

    3)     Filing Party:

    4)     Date Filed:

                            MAXIM SERIES FUND, INC.

                  Maxim Global Bond Portfolio (the "Portfolio")


                Executive Offices:     8515 East Orchard Road
                                       Greenwood Village, Colorado 80111

                Mailing Address:       P.O. Box 1700
                                       Denver, Colorado 80201



                             INFORMATION STATEMENT


         On August 24, 2004, the Board of Directors of Maxim Series Fund, Inc. (the "Fund') approved a Sub-Advisory Agreement between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC ("MCM")), the Fund and Standish Mellon Asset Management Company, LLC, a Delaware limited liability company organized, registered as an investment adviser under the Investment Advisers Act of 1940 ("Standish"), authorizing Standish to serve as the sub-adviser for the Maxim Global Bond Portfolio (the "New Sub-Advisory Agreement"), and in connection with the purchase by Standish and its parent, Mellon Financial Corp. ("MFC") of Pareto Partners ("Pareto") as the sub-adviser to the Portfolio. The New Sub-Advisory Agreement is effective August 30, 2004, and is the same in all substantive respects to the previous Sub-Advisory Agreement (the "Previous Sub-Advisory Agreement"), dated July 26, 1999, as amended, in effect between MCM, the Fund and Pareto, except the effective date and termination dates are different. Standish will act as an investment adviser to the Portfolio commencing on August 30, 2004. There will be no change in the advisory fees paid by the Fund to MCM and there will be no change in the sub-advisory fees paid by MCM to Standish. MCM will pay Standish's sub-advisory fee.

         MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("GWL&A"), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the "MCM Advisory Agreement") dated December 5, 1997, as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected Standish to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the August 24, 2004 meeting.

         The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about November 24, 2004.

         NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to the appointment of Standish as the Sub-adviser for the Portfolio, Pareto served as Sub-adviser for the Portfolio. The date of the sub-advisory agreement by and between Pareto Partners ("Pareto"), Maxim Series Fund, Inc. ("Maxim") and GW Capital Management, LLC ("GWCM" or "MCM") was July 26, 1999. The sub-advisory agreement was approved by the Maxim Board of Directors on April 7, 1999. The sub-advisory agreement with Pareto provided that Pareto, as the sub-adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund's registration statement and any other policies established by the Board of Directors or MCM. In this regard, it was the responsibility of Pareto to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The sub-advisory agreement with Pareto stated that Pareto would provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties, excluding brokerage expenses and pricing and bookkeeping services. For its services provided under the Previous Sub-Advisory Agreement, Pareto was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below on page 3.

         The change of Sub-advisers was due solely to the acquisition of Pareto by Standish and MFC. Due to the change of control, MCM reviewed current performance of the Portfolio and considered various criteria in connection with the change of control including: (1) whether the change in ownership would result in any different services being provided; (2) whether there would be any change in the sub-adviser's staff performing the services; (3) whether there was an anticipation of significant changes in staff anticipated in the near term;
(4) whether any significant changes in investment decision-making processes was anticipated; and, (5) whether any changes in compliance policies and procedures were anticipated due to the change of control. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of Standish as the new Sub-adviser of the Portfolio.

         The Board of Directors then undertook to review the recommendation of MCM. At the August 24, 2004 meeting, the Directors were provided with financial and other information about Standish. They were also provided with performance information relating to Standish and information about its investment styles and current personnel. The Board of Directors considered the terms of the New Sub-Advisory Agreement and the fact that they were substantially the same as the Previous Sub-Advisory Agreement. With respect to the nature, scope and quality of the services to be provided by Standish, the Board considered, among other things, Standish personnel, experience in managing similar funds, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board also considered Standish's reputation for management of its specific investment strategies, its overall financial condition, technical resources, and operational capabilities. With respect to the advisory fee rates payable to Standish, the Board considered fees payable by similar funds managed by other advisers, which indicate that fees to be paid do not deviate greatly from those fees paid by other similar funds. The Directors concluded that entering into the New Sub-Advisory Agreement was in the best interest of the Portfolio and its shareholders and voted unanimously, with the "non-interested" Directors voting separately, to appoint Standish as the new Sub-adviser to the Portfolio and to approve the New Sub-Advisory Agreement.

INFORMATION ABOUT STANDISH

         Standish has been providing exceptional investment management services for a broad range of clients throughout the world since 1933. Continuing this tradition, today Standish serves the needs of 445 clients worldwide and manage $205 billion in fixed income assets for corporate and public pension funds, high net worth individuals, trusts, 401(k) plans, endowments, foundations, banks and insurance companies. Standish has one of the deepest, most thorough fixed income product line-ups in the industry that ranges from stable value management and customized indexing to actively managed strategies. As a result of the depth of our product offerings, emphasis on proprietary research and dedication to providing tailored investment solutions, Standish is positioned as one of the industry's premier fixed income investment managers.

         Except as otherwise specified herein, all information about Standish in this Information Statement has been provided by Standish.

Directors and Principal Executive Officers of Standish

         The tables below list the individuals who serve as directors and principal executive officers of Standish and their principal occupations. The address for all Standish personnel is One Boston Place, Boston, MA 02108, unless otherwise specified.

Board of Managers
Mitchell E. Harris                                   William F. Adam
Stephen E. Canter                                    Edward H. Ladd
Robert A. McCormish                                  John J. Nagorniak
Ronald P. O'Hanley                                   Patrick Sheppard
Frank D. Antin                                       Alexander C. Huberts

Principal Officers
William F. Adam - Chairman                           Edward H. Ladd - Chairman Emeritus
Mitchell E. Harris - Chief Executive Officer         Alexander C. Huberts - Chief Investment Officer
Jan F. Jumet - Chief Compliance Officer              Robert A. McCormish - Executive Vice President
John C. Clavin - Senior Vice President               Jennifer A. Pline - Senior Vice President
Laurie Carroll - Senior Vice President               Steven Lipiner - Treasurer

Executive Management Committee
William F. Adam - Chairman                           Mitchell E. Harris - Chief Executive Officer
John C. Clavin - Senior Vice President               Alexander C. Huberts - Chief Investment Officer
Jennifer A. Pline - Senior Vice President            Robert A. McCormish - Executive Vice President
Laurie Carroll - Senior Vice President

         There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and Standish with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by Standish. Standish serves as investment adviser or sub-adviser to other investment company funds similar to the Portfolio. Standish has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table:

------------------------------------------------------------ ------------------------- -----------------
                                                             Net Assets as of            Annual Rate
                           Fund                              6/30/2004 ($million)
------------------------------------------------------------ ------------------------- -----------------
------------------------------------------------------------ ------------------------- -----------------
Standish Mellon Global Fixed Income Fund                              90.75            .40%
------------------------------------------------------------ ------------------------- -----------------
------------------------------------------------------------ ------------------------- -----------------
Standish Mellon International Fixed Income Fund                       470.27           .40%
------------------------------------------------------------ ------------------------- -----------------
------------------------------------------------------------ ------------------------- -----------------
Standish Mellon International Fixed Income Fund II                    32.52            .40%
------------------------------------------------------------ ------------------------- -----------------
------------------------------------------------------------ ------------------------- -----------------
Investors Mark Series - Global Fixed Income Fund                       7.29            .35%
------------------------------------------------------------ ------------------------- -----------------

         For its services provided under the Previous Sub-Advisory Agreement, Pareto was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below:

              Annual Fee                         Assets
              ----------                         ------
              .55%                               first $25 million
              .45%                               next $50 million
              .35%                               next $175 million
              .25%                               over $250 million

         For its services provided under the New Sub-Advisory Agreement, Standish will be paid by MCM according to the same fee structure.

         During the fiscal year ended December 31, 2003, MCM paid Pareto $555,956 for its sub-advisory services for the Portfolio pursuant to the Previous Sub-Advisory Agreement. If the new sub-advisory fees had been in effect during the last fiscal year, Standish would have received $555,956 with respect to the Portfolio, representing neither an increase or decrease from the fees paid to Pareto. Based on the assets in the Portfolio at August 30, 2004 of approximately $204,067,360, the annual sub-advisory fees paid by MCM would have stayed the same at $445,915.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

         The New Sub-Advisory Agreement provides that Standish, as the Sub-adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund's current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of Standish to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The New Sub-Advisory Agreement states that Standish will provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Advisory Agreement, excluding brokerage expenses and pricing and bookkeeping services. MCM pays Standish a fee computed daily and paid monthly as a percentage of average daily net asset value as described on page 3.

         The New Sub-Advisory Agreement will remain in full force and effect through August 30, 2006 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of the Portfolio's outstanding voting securities, and by a majority of Directors who are not "interested persons" of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of the Portfolio, or by Standish, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

         The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Standish of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Portfolio.

         A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 74743.

                                OTHER INFORMATION

         The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. Shares of the Portfolio are sold to the Maxim Profile I and Maxim Profile II Portfolios (as an eligible underlying fund in a fund-of-funds structure), which Portfolios are also available as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. The separate accounts of GWL&A are referred to as the "Series Accounts." Each of the Series Accounts is registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 Series Account to fund certain variable life insurance policies. FutureFunds Series Account II, TNE Series (k) Account and COLI VUL-7 Series Account of GWL&A are not registered with the SEC. On December 31, 2003, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser
         MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly-owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement
         Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Directors, directs the investments of each Portfolio of the Fund in accordance with its investment objective, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios' investments, compensates all officers of the Fund and all Directors who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

         In addition, MCM, subject to the supervision of the Board of Directors, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Directors.

         The MCM Advisory Agreement will remain in effect until May 1, 2005, and will continue in effect from year to year if approved annually by the Board of Directors including the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the affected Portfolio.

         MCM provides investment advisory services to various unregistered separate accounts of GWL&A and to Great-West Variable Annuity Account A, which is a registered investment companies. The principal occupation of the directors of MCM are as follows:

Name                          Principal Occupation
Mitchell T.G. Graye           Executive Vice President and Chief Financial
                              Officer of GWL&A
S. Mark Corbett               Senior Vice President, Investments, GWL&A
Wayne T. Hoffmann             Senior Vice President, Investments, GWL&A
Graham R. McDonald            Senior Vice President, Corporate Finance and
                              Investment Operations, GWL&A
D.L.Wooden                    Executive Vice President, Financial
                              Services, GWL&A

         Shareholders with an ownership interest of 5% or greater in the Maxim Global Bond Portfolio as of 08/30/2004 were:

         Shareholder                                                Shares                     Percentage
         -----------                                                ------                     ----------
         FutureFunds Series Account II                              3,302,937.56               16.76%
         Maxim Conservative Profile II Portfolio                    2,872,452.83               14.58%
         Maxim Moderate Profile I Portfolio                         1,482,525.47               7.52%
         Maxim Moderate Profile II Portfolio                        8,815,529.26               44.74%
         Maxim Moderately Aggressive Profile I Portfolio            1,513,519.28               7.68%

Broker Commissions

         During the fiscal year ended December 31, 2003, no commissions were paid to brokers affiliated with Pareto or Standish.

Principal Underwriter, Custodian

         Greenwood Investments, LLC ("Greenwood"), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York serves as the Portfolio's custodian.

Annual Report

         The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Portfolio. Requests should be directed to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332.



November 24, 2004